EXHIBIT 99.1

P.F. CHANG’S THIRD QUARTER REVENUES GROW 29%

SCOTTSDALE, ARIZONA (September 29, 2004) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) reported today that revenues increased 29% to $179.7 million for the third quarter ended September 26, 2004 from $139.7 million in the third quarter of 2003. Sales at the company’s P.F. Chang’s China Bistro units accounted for $155.0 million of consolidated revenues while sales at the company’s Pei Wei Asian Diner units accounted for $24.7 million of consolidated revenues.

Comparable store sales at the Bistro increased 3.3% for the third quarter of 2004 as compared to the third quarter of 2003. The increase was the result of customer traffic growth as well as a price increase of approximately 1% implemented at the beginning of the second quarter of 2004. Comparable store sales increased 4.6% for the five-week period ending August 1st, 3.0% for the four-week period ending August 29th and 1.9% for the four-week period ending September 26th.

During the third quarter of 2004, the company opened three new Bistro units (Emeryville, CA; West Des Moines, IA; and El Paso, TX) and three new Pei Wei units (Addison, TX; Roseville, CA; and Houston, TX).

The company intends to release its third quarter earnings results on October 20, 2004 at approximately 7:00 am ET. A conference call will be held later that same day at 1:00 pm ET. A webcast of the conference call can be accessed at www.pfchangs.com

P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro combines high-quality, traditional Chinese cuisine with attentive service and a high-energy, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine served in a relaxed, warm environment offering attentive counter service and take-out flexibility.

The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.

Contact:	P.F. Chang’s China Bistro, Inc.		(602) 957-8986

	Media:	Laura Cherry	laurac@pfchangs.com
	Investor:	Kristina Cashman	kristinac@pfchangs.com

P.F. Chang’s China Bistro
Supplemental Sales Information
Year of Unit Opening (1)

	Pre-1998	1998	1999	2000	2001	2002	2003	2004	Total
Units	13	10	13	16	13	14	18	11	108
Sales (000)
1Q04	21,930	15,815	19,467	24,629	19,831	18,613	25,687	4,151	150,123
2Q04	21,590	15,521	19,510	24,498	19,170	17,940	24,999	9,290	152,518
3Q04	21,291	15,708	19,727	24,782	18,849	17,867	25,132	11,651	155,007
2004	64,811	47,044	58,704	73,909	57,850	54,420	75,818	25,092	457,648
Average Weekly Sales (AWS)
1Q04	129,761	121,654	115,188	118,409	117,347	102,268	109,773	101,238	115,302
2Q04	127,753	119,392	115,446	117,777	113,429	98,574	106,835	97,784	112,477
3Q04	125,981	120,830	116,726	119,144	111,530	98,169	107,402	96,298	112,161
2004	127,832	120,625	115,787	118,444	114,102	99,670	108,003	97,636	113,279
Year-Over-Year Change in AWS
1Q04	2.5%	0.4%	3.6%	6.0%	5.4%	3.5%	-23.8%	—	1.2%
2Q04	1.0%	-0.2%	2.5%	3.1%	3.2%	4.2%	-15.0%	—	-0.7%
3Q04	1.0%	1.8%	4.9%	3.9%	4.1%	6.0%	-6.8%	—	0.6%
2004	1.5%	0.7%	3.6%	4.3%	4.2%	4.6%	-12.5%	—	0.4%
Year-Over-Year Change Comp Store Sales (2)
Units	13	10	13	16	13	14	5	—	84
1Q04	2.5%	0.4%	3.6%	6.0%	5.4%	6.8%	—	—	4.0%
2Q04	1.0%	-0.2%	2.5%	3.1%	3.2%	4.8%	-13.7%	—	2.3%
3Q04	1.0%	1.8%	4.9%	3.9%	4.1%	6.0%	-2.1%	—	3.3%
2004	1.5%	0.7%	3.6%	4.3%	4.2%	5.7%	-3.6%	—	3.2%

(1) Includes all restaurants opened in the period indicated.

(2) A unit becomes comparable in the eighteenth month of operation.

Pei Wei Asian Diner

Supplemental Sales Information

Year of Unit Opening (1)

	2000	2001	2002	2003	2004	Total
Units	1	4	11	17	14	47
Sales (000)
1Q04	888	2,356	6,040	9,130	1,256	19,670
2Q04	877	2,254	5,861	8,924	4,902	22,818
3Q04	849	2,138	5,689	9,009	6,999	24,684
2004	2,614	6,748	17,590	27,063	13,157	67,172
Average Weekly Sales (AWS)
1Q04	68,328	45,318	42,236	41,311	41,862	42,855
2Q04	67,464	43,350	40,983	40,381	44,161	42,255
3Q04	65,273	41,120	39,789	40,763	41,658	41,346
2004	67,022	43,263	41,003	40,818	42,577	42,088
Year-Over-Year Change in AWS
1Q04	2.3%	-1.4%	4.8%	-21.2%	—	-4.1%
2Q04	4.3%	0.6%	2.4%	-23.0%	—	-6.1%
3Q04	4.3%	-0.1%	1.6%	-14.4%	—	-4.8%
2004	3.6%	-0.3%	2.9%	-18.3%	—	-5.0%
Year-Over-Year Change Comp Store Sales (2)
Units	1	4	11	5	—	21
1Q04	2.3%	-1.4%	4.2%	—	—	2.3%
2Q04	4.3%	0.6%	2.4%	-2.8%	—	1.8%
3Q04	4.3%	-0.1%	1.6%	0.6%	—	1.2%
2004	3.6%	-0.3%	2.6%	—	—	1.7%

(1) Includes all restaurants opened in the period indicated.

(2) A unit becomes comparable in the eighteenth month of operation.